Exhibit 3
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Company.
(Stock Code: 8282)
NOTICE OF AN EXTRAORDINARY GENERAL MEETING
     NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of TOM Online Inc. (the “Company”) will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong on 8 June 2007, at 3:30 p.m. (Hong Kong time) (or as soon thereafter as the Court Meeting (as defined in the scheme of arrangement hereinafter mentioned) convened at direction of the Grand Court of the Cayman Islands for the same day and place shall have been concluded or adjourned), for the purpose of considering and, if thought fit, passing the following resolution as a special resolution:
SPECIAL RESOLUTION
     “THAT:
(A)	the scheme of arrangement dated 30 April 2007 (the “Scheme”) between the Company and the holders of Scheme Shares (as defined in the Scheme) in the form of the print thereof which has been produced to this meeting and, for the purposes of identification, signed by the chairman of this meeting, subject to any modifications, additions or conditions as may be approved or imposed by the Grand Court of the Cayman Islands, be and is hereby approved;

(B)	for the purpose of giving effect to the Scheme, on the Effective Date (as defined in the Scheme):
(i)	the issued share capital of the Company shall be reduced by canceling and extinguishing the Scheme Shares;

(ii)	subject to and forthwith upon such reduction of capital taking effect, the share capital of the Company will be increased to its former amount by the issue of the same number of ordinary shares of HK$0.01 each in the capital of the Company as is equal to the number of Scheme Shares cancelled and extinguished; and

(iii)	the Company shall apply the credit arising in its books of account as a result of such capital reduction in paying up in full at par the new ordinary shares of HK$0.01 each in the capital of the Company issued, and credited as fully paid, to TOM Group Limited (“TOM”) or to a subsidiary of TOM as TOM may direct; and
(C)	the directors of the Company be and are hereby authorised to do all acts and things considered by them to be necessary or desirable in connection with the implementation of the Scheme, including (without limitation) the giving of consent to any modification of, or addition to, the Scheme, which the Grand Court of the Cayman Islands may see fit to impose.”

By Order of the Board
Peter Andrew Schloss
Executive Director
Dated 30 April 2007
Registered Office:
Ugland House
South Church Street
PO Box 309GT
George Town
Grand Cayman
Cayman Islands
British West Indies
Head Office and Principal Place of Business in Hong Kong:
48th Floor, The Center
99 Queen’s Road Central
Central
Hong Kong
Notes:
1.	A member entitled to attend and vote at the meeting is entitled to appoint one or more proxies to attend and vote instead of him. A proxy need not be a member of the Company, but must attend the meeting in person to represent him.

2.	A white form of proxy for use at the meeting is enclosed with the printed composite document containing the Scheme dated 30 April 2007 being despatched to, among others, members of the Company on 30 April 2007.

3.	In order to be valid, the white form of proxy, together with any power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power of attorney, must be lodged with the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited of Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the form of proxy will not preclude a member from attending the meeting and voting in person if he so wishes. In the event that a member attends the meeting after having lodged his proxy form, his form of proxy will be deemed to have been revoked.

4.	In the case of joint holders of a share in the Company, any one of such joint holders may vote at the meeting, either personally or by proxy, in respect of such share as if he/she were solely entitled thereto; but if more than one of such joint holders are present at the meeting, personally or by proxy, the most senior shall alone be entitled to vote in respect of the relevant joint holding and, for this purpose, seniority shall be determined by reference to the order in which the names of the joint holders stand on the register of members of the Company in respect of the relevant joint holding.

5.	At the meeting, the chairman thereof will exercise his power under article 80 of the articles of association of the Company to put the above resolution to the vote by way of a poll.

6.	The register of members of the Company will be closed from 4:30 p.m. on 5 June 2007 to 8 June 2007 (both dates inclusive) during which period no transfer of shares will be registered. In order to be entitled to attend and vote at the meeting, all transfers accompanied by the relevant share certificates must be lodged with the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited of Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.
As at the date hereof, the directors of the Company are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Mr. Wang Lei Lei	Mr. Frank Sixt (Chairman)	Mr. Gordon Kwong
Mr. Jay Chang	Ms. Tommei Tong (Vice Chairman)	Mr. Ma Wei Hua
Mr. Peter Schloss	Ms. Angela Mak	Dr. Lo Ka Shui
Ms. Elaine Feng
Mr. Fan Tai	Alternate Director:
Mrs. Susan Chow
(Alternate to Mr. Frank Sixt)
This announcement, for which the directors of the Company collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited for the purpose of giving information with regard to the Company. The directors of the Company, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief:— (i) the information contained in this announcement is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.

This announcement will remain on the GEM website at www.hkgem.com on the “Latest Company Announcements” page for at least 7 days from the date of its posting and on the website of the Company at www.tom.com.

*	for identification purpose